Exhibit (k)(3)

TRANSFER AGENCY AGREEMENT

THIS TRANSFER AGENCY AGREEMENT (the “Agreement”) is made as of this 15th day of April, 2025, by and between StepStone Private Credit Fund, a Delaware series trust (the “Fund”), and UMB Fund Services, Inc., a Wisconsin corporation, its successors and assigns (the “Transfer Agent”).

WHEREAS, the Fund is a non-diversified, closed-end management investment company under the 1940 Act (as defined below) and authorized to issue Shares (as defined below); and

WHEREAS, the Fund and Transfer Agent desire to enter into an agreement pursuant to which Transfer Agent shall provide Services (as defined below) to the Fund.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions In addition to any terms defined in the body of this Agreement, the following capitalized terms shall have the meanings set forth hereinafter whenever they appear in this Agreement:

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“1940 Act” shall mean the Investment Company Act of 1940, as amended.

“Authorized Person” shall mean any individual who is authorized to provide Transfer Agent with Instructions on behalf of the Fund, whose name shall be certified to Transfer Agent from time to time pursuant to Section 3(b) of this Agreement. Any officer of the Fund shall be considered an Authorized Person (unless such authority is limited in a writing from the Fund and received by Transfer Agent) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Transfer Agent the names of the Authorized Persons from time to time.

“Board” shall mean the Board of Directors of the Fund.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Custodian” shall mean the financial institution appointed as custodian under the terms and conditions of a custody agreement between the financial institution and the Fund, or its successor.

“Fund Business Day” shall mean each day on which the New York Stock Exchange, Inc. is open for trading.

“Investment Adviser” shall mean the investment adviser or investment advisers to the Fund and includes all sub-advisers or persons performing similar services.

“Instructions” shall mean an oral communication from an Authorized Person or a written communication signed by an Authorized Person and actually received by Transfer Agent. Instructions shall include manually executed originals, telefacsimile transmissions of manually executed originals or electronic communications.

“Offering Price” shall mean the price per share that the Shares will be offered for sale to the public calculated in accordance with the PPM and the applicable subscription agreement(s).

“Operating Agreement” shall mean the trust agreement of the Fund or other similar operational document of the Fund, as the case may be, as the same may be amended from time to time.

“PPM” shall mean the Fund’s confidential private placement memorandum (as may be amended or otherwise modified from time to time) relating to its private offering of Shares actually received by Transfer Agent from the Fund.

“Services” shall mean the transfer agency and dividend disbursement services described on Schedule B hereto and such additional services as may be agreed to by the parties from time to time and set forth in an amendment to Schedule B.

“Shares” shall mean the Fund’s units of limited liability company interests, or class thereof, as may be issued from time to time.

“Shareholder” shall mean a record owner of Shares of the Fund.

2. Appointment and Services

(a) The Fund hereby appoints Transfer Agent as transfer agent and dividend disbursing agent of all Shares and hereby authorizes Transfer Agent to provide Services during the term of this Agreement and on the terms set forth herein. Subject to the direction and control of the Board and utilizing information provided by the Fund and its current and prior agents and service providers, Transfer Agent will provide the Services in accordance with the terms of this Agreement. Notwithstanding anything herein to the contrary, Transfer Agent shall not be required to provide any Services or information that it believes, in its sole discretion, to represent dishonest, unethical or illegal activity. In no event shall Transfer Agent provide any investment advice or recommendations to any party in connection with its Services hereunder.

(b) Transfer Agent may from time to time, in its discretion and at its own expense, appoint one or more other parties to carry out some or all of its duties under this Agreement, provided that Transfer Agent shall remain responsible to the Fund for all such delegated responsibilities in accordance with the terms and conditions of this Agreement, in the same manner and to the same extent as if Transfer Agent were itself providing such Services.

(c) Transfer Agent’s duties shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against Transfer Agent hereunder. The Services do not include correcting, verifying or addressing any prior actions or inactions of the Fund or by any other current or prior agent or service provider. To the extent that Transfer Agent agrees to take such actions, those actions shall be deemed part of the Services.

(d) Transfer Agent shall not be responsible for the payment of any original issue or other taxes required to be paid by the Fund in connection with the issuance of any Shares in accordance with this Agreement.

(e) Processing and Procedures

(i) Transfer Agent agrees to accept purchase orders and repurchase requests with respect to the Shares of the Fund via postal mail, telephone, electronic delivery or personal delivery on each Fund Business Day in accordance with the PPM; provided, however, that Transfer Agent shall only accept purchase orders from jurisdictions in which the Shares are qualified for sale, as indicated from time to time by the Fund or pursuant to an Instruction. Transfer Agent shall promptly deliver payment and appropriate documentation of any orders for the purchase of Shares to the Fund or the Custodian, as identified by the Fund. Transfer Agent shall, as of the time at which the net asset value (“NAV”) of the Fund is computed as of the last calendar day of each month, issue to the accounts specified in a subscription/purchase order in proper form and accepted by the Fund the appropriate number of full and fractional Shares based on the NAV per Share of the Fund specified in a communication received on such Fund Business Day from or on behalf of the Fund, which Shares shall be deemed issued as of the first day of the applicable month or such other date as may be communicated in writing by the Fund to the Transfer Agent. Transfer Agent shall redeem from accounts any Shares tendered for repurchase in accordance with procedures stated in the PPM or pursuant to an Instruction. Transfer Agent shall not be required to issue any Shares after it has received from an Authorized Person or from an appropriate federal or state authority written notification that the sale of Shares has been suspended or discontinued, and Transfer Agent shall be entitled to rely upon such written notification. Payment for Shares shall be in the form of a check, wire transfer, Automated Clearing House transfer (“ACH”) or such other methods to which the parties shall mutually agree.

(ii) Transfer Agent shall record the issuance of Shares and maintain, pursuant to Commission Rule 17Ad-10(e) under the 1934 Act, a record of the total number of Shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding; and provide the Fund on a regular basis with the total number of Shares of the Fund which are issued and outstanding but Transfer Agent shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares to determine if there are authorized Shares available for issuance or to take cognizance of any laws relating to, or corporate actions required for, the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

(iii) Upon receipt of a repurchase request and monies paid to it by the Fund or the Custodian in connection with a repurchase of Shares, Transfer Agent shall cancel the repurchased Shares and after making appropriate deduction for any withholding of taxes required of it by applicable federal law, make payment in accordance with the Fund’s repurchase and payment procedures described in the PPM or applicable tender offer documents delivered from the Fund to Shareholders.

Except as otherwise provided in this paragraph, Transfer Agent will exchange, transfer or repurchase Shares upon presentation to Transfer Agent of instructions endorsed for exchange, transfer or repurchase, accompanied by such documents as Transfer Agent deems necessary to evidence the authority of the person making such exchange, transfer or repurchase. Transfer Agent reserves the right to refuse to exchange, transfer or repurchase Shares until it is satisfied that the endorsement or instructions are valid and genuine. Transfer Agent also reserves the right to refuse to exchange, transfer or repurchase Shares until it is satisfied that the requested exchange, transfer or repurchase is legally authorized, and it shall incur no liability for the refusal, in good faith, to make exchanges, transfers or repurchases which Transfer Agent, in its judgment, deems improper or unauthorized, or until it is satisfied that there is no reasonable basis to any claims adverse to such exchange, transfer or repurchase. Notwithstanding any provision contained in this Agreement to the contrary, Transfer Agent shall not be required or expected to require, as a condition to any exchange, transfer or repurchase of any Shares pursuant to an electronic data transmission, any documents to evidence the authority of the person requesting the exchange, transfer or repurchase and/or the payment of any stock transfer taxes, and shall be fully protected in acting in accordance with the applicable provisions of this Section 3(e).

(iv) In connection with each purchase and each repurchase of Shares, Transfer Agent shall send such statements as are prescribed by the federal securities laws applicable to transfer agents or as described in the PPM. It is understood that certificates for Shares have not been and will not be offered by the Fund or made available to Shareholders.

(v) With respect to the transactions in this Section 3(e), the Transfer Agent shall process transactions received directly from broker-dealers or other intermediaries authorized by the Fund who shall thereby be deemed to be acting on behalf of the Fund. The Transfer Agent and the Fund shall establish procedures for effecting purchase, repurchase, exchange or transfer transactions accepted from Shareholders by methods consistent with the terms of the PPM. Transfer Agent may establish other or additional procedures, rules and requirements governing the purchase, repurchase, exchange or transfer of Shares, as it may deem advisable and consistent with the PPM and industry practice. Transfer Agent, the Fund, and the Fund’s distributor (the “Distributor”), as applicable, shall establish procedures for effecting commission and additional compensation to selling agents through which the Distributor has a selling group agreement or other financial arrangement with, including any periodic reporting necessary for the Distributor to perform its duties with respect to the Fund. Transfer Agent shall not be liable, and shall be held harmless by the Fund, for its actions or omissions which are consistent with the forgoing procedures if such actions and omissions do not constitute gross negligence, bad faith or willful misconduct by the Transfer Agent.

(f) Dividends and Distributions

(i) When a dividend or distribution has been declared, the Fund shall give or cause to be given to Transfer Agent a copy of a resolution of the Board that either:

(A) sets forth the date of the declaration of a dividend or distribution, the date of accrual or payment, as the case may be, thereof, the record date as of which Shareholders entitled to payment or accrual, as the case may be, shall be determined, the amount per Share of such dividend or distribution, the payment date on which all previously accrued and unpaid dividends are to be paid, and the total amount, if any, payable to Transfer Agent on such payment date; or

(B) authorizes the declaration of dividends and distributions on a daily or other periodic basis and further authorizes Transfer Agent to rely on a certificate of an Authorized Person setting forth the information described in subparagraph (A) above.

(ii) In connection with a reinvestment of a dividend or distribution of Shares of the Fund, Transfer Agent shall as of each Fund Business Day, as specified in a certificate or resolution described in subparagraph (i), issue Shares of the Fund based on the NAV per Share of the Fund specified in a communication received from or on behalf of the Fund on such Fund Business Day.

(iii) Upon the mail date specified in such certificate or resolution, as the case may be, the Fund shall, in the case of a cash dividend or distribution, cause the Custodian or other authorized agent of the Fund to deposit in an account in the name of Transfer Agent on behalf of the Fund, an amount of cash sufficient for Transfer Agent to make the payment, as of the mail date specified in such certificate or resolution, as the case may be, to the

(iv) Shareholders who were of record on the record date. Transfer Agent will, upon receipt of any such cash, make payment of such cash dividends or distributions to the Shareholders as of the record date. Transfer Agent shall not be liable for any improper payments made in accordance with a certificate or resolution described in the preceding paragraph. If Transfer Agent does not receive from the Custodian sufficient cash to make payments of any cash dividend or distribution to all Shareholders of the Fund as of the record date, Transfer Agent shall, upon notifying the Fund, withhold payment to such Shareholders until sufficient cash is provided to Transfer Agent.

(v) It is understood that Transfer Agent in its capacity as transfer agent and dividend disbursing agent shall in no way be responsible for the determination of the rate or form of dividends or capital gain distributions due to the Shareholders pursuant to the terms of this Agreement. It is further understood that Transfer Agent shall file with the Internal Revenue Service and Shareholders such appropriate federal tax forms concerning the payment of dividend and capital gain distributions but shall in no way be responsible for the collection or withholding of taxes due on such dividends or distributions due to shareholders, except and only to the extent, required by applicable federal law.

(g) Records and Compliance

(i) Transfer Agent shall keep those records specified in Schedule D hereto in the form and manner, and for such period, as it may deem advisable but not inconsistent with the rules and regulations of appropriate government authorities, in particular Section 31 of the 1940 Act and the rules thereunder, including Rules 31a-2 and 31a-3 under the 1940 Act. Transfer Agent shall destroy records only at the direction of the Fund, and any such destruction shall comply with the provisions of Section 248.30(b) of Regulation S-P (17 CFR 248.1-248.30). Transfer Agent may deliver to the Fund from time to time at Transfer Agent’s discretion, for safekeeping or disposition by Transfer Agent in accordance with law, such records, papers and documents accumulated in the execution of its duties as transfer agent, as Transfer Agent may deem expedient, other than those which Transfer Agent is itself required to maintain pursuant to applicable laws and regulations. The Fund shall assume all responsibility for any failure thereafter to produce any record, paper, or other document so returned, if and when required. To the extent required by Section 31 of the 1940 Act and the rules and regulations thereunder, the records specified in Schedule D hereto maintained by Transfer Agent, which have not been previously delivered to the Fund pursuant to the foregoing provisions of this paragraph, shall be considered to be the property of the Fund, shall be made available upon request for inspection by the directors, officers, employees, and auditors of the Fund. Notwithstanding anything contained herein to the contrary, Transfer Agent shall be permitted to maintain copies of any such records, papers and documents to the extent necessary to comply with the recordkeeping requirements of federal and state securities laws, tax laws and other applicable laws. Transfer Agent agrees to provide any records necessary to the Fund to comply with the Fund’s disclosure controls and procedures and internal control over financial reporting adopted in accordance with the Sarbanes-Oxley Act of 2002 and any rules or regulations promulgated by the Commission thereunder (collectively, the “SOX Act”). Without limiting the generality of the foregoing, the Transfer Agent shall cooperate with and assist the Fund, as necessary, by providing information to enable the appropriate officers of the Fund to (i) execute any required certifications and (ii) provide a report of management on the Fund’s internal control over financial reporting (as defined in Sections 13a-15(f) or 15a-15(f) of the 1934 Act).

(ii) Transfer Agent shall perform its obligations hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Fund in connection with any certification required of the Fund pursuant to the SOX Act, provided the same shall not be deemed to change the Transfer Agent’s standard of care as set forth herein.

3. Representations and Deliveries

(a) The Fund shall deliver or cause the following documents to be delivered to Transfer Agent:

(1) A copy of the Operating Agreement and all amendments thereto, certified by a duly authorized person of the Fund;

(2) A copy of the PPM, current as of the date of this Agreement;

(3) A certificate signed by the Chief Executive Officer and Secretary of the Fund specifying the number of authorized Shares and the number of such authorized Shares issued and currently outstanding, if any, the validity of the authorized and outstanding Shares, whether such Shares are fully paid and non- assessable, and the status of the Shares under the 1933 Act and any other applicable federal law or regulation;

(4) A certified copy of the resolutions of the Board appointing Transfer Agent and authorizing the execution of this Agreement on behalf of the Fund;

(5) A certificate containing the names of the initial Authorized Persons in a form acceptable to Transfer Agent. Any officer of the Fund shall be considered an Authorized Person (unless such authority is limited in a writing from the Fund and received by Transfer Agent) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Transfer Agent the names of the Authorized Persons from time to time. The certificate required by this paragraph shall be signed by an officer of the Fund and designate the names of the Fund’s initial Authorized Persons;

(6) Prior written notice of any increase or decrease in the total number of Shares authorized to be issued, or the issuance of any additional Shares of the Fund pursuant to stock dividends, stock splits, recapitalizations, capital adjustments or similar transactions, if applicable, and to deliver to Transfer Agent such documents, certificates, reports and legal opinions as it may reasonably request; and

(7) All other documents, records and information that Transfer Agent may reasonably request in order for Transfer Agent to perform the Services hereunder.

(b) The Fund represents and warrants to Transfer Agent that:

(1) It is a statutory trust organized and existing under the laws of the State of Delaware; it is empowered under applicable laws and by the Operating Agreement to enter into and perform this Agreement; and all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(2) Any officer of the Fund has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Transfer Agent the names of such Authorized Persons (unless such authority is limited in a writing from the Fund and received by Transfer Agent).

(3) The Fund is a closed-end management investment company under the 1940 Act, and intends to elect to be treated for federal income tax purposes, and intends to qualify annually thereafter, as a regulated investment company under the Internal Revenue Code of 1986, as amended (the “Code”).

(4) A Registration Statement under the 1934 Act will be filed with the SEC before the Fund will issue Shares to any non-affiliate of the Fund. Additionally, appropriate state securities laws filings will be made before Shares are issued in any jurisdiction and such filings will continue to be made, with respect to Shares of the Funds being offered for sale.

(5) All outstanding Shares are validly issued, fully paid and non-assessable and when Shares are hereafter issued in accordance with the terms of the Operating Agreement, the PPM and the applicable subscription agreement(s), such Shares shall be validly issued, fully paid and non-assessable.

(6) The Fund will conduct its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained (or will timely obtain) all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its Operating Agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

(c) During the term of this Agreement, the Fund shall have the ongoing obligation to provide Transfer Agent with a copy of the Fund’s then-current PPM as soon as practicable. For purposes of this Agreement, Transfer Agent shall not be deemed to have notice of any information contained in any such PPM until a reasonable time after it is actually received by Transfer Agent.

(d) The Board, the administrator of the Fund (the “Administrator”) and the Investment Adviser have and retain primary responsibility for all compliance matters relating to the Fund including but not limited to (as applicable to the specific parties) compliance with the 1940 Act, the Code, the USA PATRIOT Act of 2001, the SOX Act and the policies and limitations of the Fund set forth in the PPM related to the Fund’s portfolio investments. Transfer Agent’s Services hereunder shall not relieve the Board, the Administrator and the Investment Adviser of their primary day-to-day responsibility for assuring such compliance. Notwithstanding the foregoing, the Transfer Agent will be responsible for its own compliance with such statutes insofar as such statutes are applicable to the Services it has agreed to provide hereunder, and will promptly notify the Fund if it becomes aware of any material non-compliance which relates to the Fund. In order to assist the Fund in satisfying the requirements of Rule 38a-1 under the 1940 Act, the Transfer Agent will provide the Fund’s Chief Compliance Officer with reasonable access to Transfer Agent’s Fund records relating to the services provided by it under this Agreement, and will provide quarterly compliance reports and related quarterly and annual certifications with respect to the design and operational effectiveness of the Transfer Agent’s compliance and procedures and regarding any Material Compliance Matter (as defined in the 1940 Act) involving the Transfer Agent that affect or could affect the Fund.

(e) The Fund agrees to take or cause to be taken all requisite steps to qualify the Shares for sale in all states in which the Shares shall at the time be offered for sale and require qualification. If the Fund receives notice of any stop order or other proceeding in any such state affecting such qualification or the sale of Shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of Shares, the Fund will give prompt notice thereof to Transfer Agent.

(f) The Fund agrees that it shall advise Transfer Agent in writing at least thirty (30) days prior to affecting any change in the PPM which would increase or alter the duties and obligations of Transfer Agent hereunder, and shall proceed with such change only if it shall have received the written consent of Transfer Agent thereto, which consent shall not be unreasonably withheld.

(g) Fund Instructions

(i) The Fund shall use reasonable efforts to cause the Fund’s officers, directors, Investment Adviser, legal counsel, independent accountants, administrator, fund accountant, Custodian and other service providers and agents, past or present, to cooperate with Transfer Agent and to provide Transfer Agent with such information, documents and communications as necessary and/or appropriate or as requested by Transfer Agent, in order to enable Transfer Agent to perform the Services. In connection with the performance of the Services, Transfer Agent shall (without investigation or verification) be

(ii) entitled, and is hereby instructed to, rely upon any and all Instructions, communications, information or documents provided to Transfer Agent by a representative of the Fund or by any of the aforementioned persons. Transfer Agent shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party. Fees charged by such persons shall be an expense of the Fund. Transfer Agent shall not be held to have notice of any change of authority of any director, officer, agent, representative or employee of the Fund, Investment Adviser, Authorized Person or service provider until receipt of written notice thereof from the Fund.

(iii) The Fund shall provide Transfer Agent with an updated certificate evidencing the appointment, removal or change of authority of any Authorized Person, it being understood Transfer Agent shall not be held to have notice of any change in the authority of any Authorized Person until receipt of written notice thereof from the Fund.

(iv) Transfer Agent, its officers, agents or employees shall accept Instructions given to them by any person representing or acting on behalf of the Fund only if such representative is an Authorized Person. The Fund agrees that when oral Instructions are given, it shall, upon the request of Transfer Agent, confirm such Instructions in writing.

(v) At any time, Transfer Agent may request Instructions from the Fund with respect to any matter arising in connection with this Agreement. If such Instructions are not received within a commercially reasonable time, then Transfer Agent may seek advice from legal counsel for the Fund at the expense of the Fund, or its own legal counsel at its own expense, and it shall not be liable for any action taken or not taken by it in good faith in accordance with such Instructions or in accordance with advice of counsel.

(h) Transfer Agent represents and warrants to the Fund that:

(i) It is a corporation duly organized and existing under the laws of the State of Wisconsin; it is empowered under applicable law and by its Articles of Incorporation and By-laws to enter into and perform this Agreement; and all requisite proceedings have been taken to authorize it to enter into and perform this Agreement.

(ii) It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule regulation, order or judgment binding on it and no provision of its operating documents or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

(iii) Transfer Agent shall maintain a disaster recovery and business continuity plan and adequate and reliable computer and other equipment necessary and appropriate to carry out its obligations under this Agreement, including commercially reasonable cybersecurity systems, policies and procedures designed to prevent the unauthorized or inadvertent disclosure of Fund information. Upon the Fund’s reasonable request, the Transfer Agent shall provide supplemental information concerning the aspects of its cybersecurity systems, policies and procedures and disaster recovery and business continuity plan that are relevant to the Services.

(iv) Transfer Agent has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(v) It is duly registered as a transfer agent under Section 17A of the 1934 Act to the extent required.

(vi) No legal or administrative proceedings have been instituted or threatened which would impair Transfer Agent’s ability to perform its duties and obligations under this Agreement.

(vii) Its entrance into this Agreement shall not cause a material breach or be in a material conflict with any other agreement or obligation of the Transfer Agent, or any law or regulation applicable to it.

4. Fees and Expenses

(a) As compensation for the performance of the Services, the Fund agrees to pay Transfer Agent the fees set forth on Schedule C hereto. Fees shall be adjusted in accordance with Schedule C or as otherwise agreed to in writing by the parties from time to time. Fees shall be earned and paid monthly in an amount equal to at least 1/12th of the applicable annual fee. The parties may amend this Agreement to include fees for any additional services requested by the Fund, enhancements to current Services, or to add funds. The Fund agrees to pay Transfer Agent’s then current rate for Services added to, or for any enhancements to existing Services set forth on Schedule B after the execution of this Agreement. In addition, to the extent that Transfer Agent corrects, verifies or addresses any prior actions or inactions by the Fund or by any prior agent or service provider, Transfer Agent shall be entitled to additional fees as provided in Schedule C. In the event of any disagreement between this Agreement and Schedule C related to fees, the terms of Schedule C shall control.

(b) For the purpose of determining fees payable to Transfer Agent, NAV shall be computed in accordance with the procedures set forth in the PPM and resolutions of the Board. The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be pro-rated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month and subject to Section 8(b) of this Agreement, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. Should this Agreement be terminated (other than for cause on the part of the Transfer Agent) or the Fund be liquidated, merged with or acquired by another fund or investment company, any accrued fees shall be immediately payable.

(c) Transfer Agent will bear all expenses incurred by it in connection with its performance of Services, except as otherwise provided herein. Transfer Agent shall not be required to pay or finance any costs and expenses incurred in the operation of the Fund, including, but not limited to: taxes; interest; brokerage fees and commissions; salaries, fees and expenses of officers and directors; Commission fees and state Blue Sky fees; advisory fees; charges of custodians, administrators, fund accountants, dividend disbursing and accounting services agents and other service providers; security pricing services; insurance premiums; outside auditing and legal expenses; costs of organization and maintenance of corporate existence; taxes and fees payable to federal, state and other governmental agencies; preparation, typesetting, printing, proofing and mailing of the PPM, statements of additional information, supplements, notices, forms and applications and proxy materials for regulatory purposes and for distribution to current Shareholders; preparation, typesetting, printing, proofing and mailing and other costs of Shareholder reports; expenses in connection with the electronic transmission of documents and information including electronic filings with the Commission and the states; research and statistical data services; expenses incidental to holding meetings of the Fund’s Shareholders and directors; fees and expenses associated with internet, e-mail and other related activities; and extraordinary expenses. Expenses incurred for distribution of Shares, including, as applicable, the typesetting, printing, proofing and mailing of the PPM for persons who are not Shareholders, will be borne by the Fund, except for such expenses permitted to be paid under a distribution plan adopted in accordance with applicable laws.

(d) The Fund also agrees to promptly reimburse Transfer Agent for all reasonable out-of-pocket expenses or disbursements reasonably incurred by Transfer Agent in connection with the performance of Services under this Agreement. Out-of-pocket expenses shall include, but not be limited to, those items specified on Schedule C hereto. If reasonably requested by Transfer Agent, out-of-pocket expenses are payable in advance. Payment of postage expenses, if prepayment is reasonably requested, is due at least seven (7) days prior to the anticipated mail date. In the event Transfer Agent reasonably requests advance payment, Transfer Agent shall not be obligated to incur such expenses or perform the related Service(s) until payment is received.

(e) The Fund agrees to pay all amounts due hereunder within thirty (30) days of receipt of each invoice for such Services (the “Due Date”). Except as provided in Schedule C, Transfer Agent shall bill Service fees monthly, and out-of-pocket expenses as incurred (unless prepayment is requested by Transfer Agent). Transfer Agent may, at its option, arrange to have various service providers submit invoices directly to the Fund for payment of reimbursable out-of-pocket expenses.

(f) The Fund is aware that its failure to remit to Transfer Agent all amounts due on or before the Due Date will cause Transfer Agent to incur costs not contemplated by this Agreement, including, but not limited to carrying, processing and accounting charges. Accordingly, in the event that Transfer Agent does not receive any amounts due hereunder by the Due Date, the Fund agrees to pay a late charge on the overdue amount equal to one and one-half percent (1.5%) per month or the maximum amount permitted by law, whichever is less. In addition, the Fund shall pay Transfer Agent’s reasonable attorney’s fees and court costs if any amounts due Transfer Agent in the event that an attorney is engaged to assist in the collection of amounts due. The parties hereby agree that such late charge represents a fair and reasonable computation of the costs incurred by reason of the Fund’s late payment. Acceptance of such late charge shall in no event constitute a waiver by Transfer Agent of the Fund’s default or prevent Transfer Agent from exercising any other rights and remedies available to it.

(g) In the event that any charges are disputed, the Fund shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify Transfer Agent in writing of any disputed charges for out-of-pocket expenses which it is disputing in good faith. Payment for such disputed charges shall be due on or before the close of the tenth (10th) Fund Business Day after the day on which Transfer Agent provides documentation which an objective observer would agree reasonably supports the disputed charges (the “Revised Due Date”). Late charges shall not begin to accrue as to charges disputed in good faith until the first day after the Revised Due Date.

(h) The Fund acknowledges that the fees charged by Transfer Agent under this Agreement reflect the allocation of risk between the parties, including the exclusion of remedies and limitations of liability in Sections 2, 3 and 6. Modifying the allocation of risk from what is stated herein would affect the fees that Transfer Agent charges. Accordingly, in consideration of those fees, the Fund agrees to the stated allocation of risk.

5. Confidential Information

(a) Transfer Agent agrees on behalf of itself and its affiliates, partners, employees, directors and agents to treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and the Fund’s Shareholders, not to use such information other than in the performance of its responsibilities and duties hereunder, and not to disclose such information except: (i) when requested to divulge such information by duly-constituted authorities or court process provided that to the extent permitted by law, Transfer Agent shall provide the Fund notice prior to such disclosures; (ii) when requested by the Fund; or (iii) pursuant to any other exception permitted by Sections 248.14 and 248.15 of Regulation S-P in the ordinary course of business to carry out the activities covered by the exception under which Transfer Agent received the information. Notwithstanding the foregoing, Transfer Agent will not share any nonpublic personal information concerning any of the Shareholders to any third party unless specifically directed by the Fund or allowed under one of the exceptions noted under the Gramm Leach Bliley Act.

Without limiting the foregoing, Transfer Agent will adhere to the privacy policies adopted by the Fund pursuant to Title V of the Gramm Leach Bliley Act, as may be modified from time to time. In this regard, Transfer Agent shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Fund and its Shareholders. In addition, Transfer Agent has implemented and will maintain an effective information security program reasonably designed to protect information relating to Shareholders (such information, “Personal Information”), which program includes sufficient administrative, technical and physical safeguards and written policies and procedures reasonably designed to (a) insure the security and confidentiality of such Personal Information; (b) protect against any anticipated threats or hazards to the security or integrity of such Personal Information, including identity theft; and (c) protect against unauthorized access to or use of such Personal Information that could result in substantial harm or inconvenience to the Fund or any Shareholder (the “Information Security Program”). The Information Security Program complies and shall comply with reasonable information security practices within the industry. Upon written request from the Fund, Transfer Agent shall provide a written description of its Information Security Program. Transfer Agent shall promptly notify the Fund in writing of any breach of security, misuse or misappropriation of, or unauthorized access to, (in each case, whether actual or alleged) any Personal Information (any or all of the foregoing referred to individually and collectively for purposes of this provision as a “Security Breach”). Transfer Agent shall promptly investigate and remedy, and bear the cost of the measures (including notification to any affected parties), if any, to address any Security Breach. Except as set forth in the previous sentence, Transfer Agent shall bear the full cost of the Security Breach only if Transfer Agent is determined to be directly and solely responsible for such Security Breach with no fault by the Fund.

In case of any requests or demands for inspection of the records of the Fund, Transfer Agent will endeavor to notify the Fund promptly and to secure instructions from a representative of the Fund as to such inspection. Records and information which have become known to the public through no wrongful act of Transfer Agent or any of its employees, agents or representatives, and information which was already in the possession of Transfer Agent prior to receipt thereof, shall not be subject to this section. Any party appointed pursuant to Section 2(b) above shall be required to observe the confidentiality obligations contained herein. Transfer Agent will implement and maintain such commercially reasonable security measures as are necessary for the protection of confidential shareholder information.

(b) In connection with Transfer Agent’s provision of the Services, the Fund may have access to and become acquainted with confidential proprietary information of Transfer Agent, including, but not limited to (i) identities and relationships, compilations of information, records and specifications, in each case relating to the Transfer Agent’s clients other than the Fund or its affiliates; (i) data or information that is competitively sensitive material, and not generally available to the public; (iii) confidential or proprietary concepts, documentation, reports, or data; (iv) information regarding Transfer Agent’s information security program; and (v) anything designated by the Transfer Agent in writing to the Fund as confidential (collectively, “Transfer Agent Confidential Information”). Neither the Fund, the Investment Adviser, nor any of their directors, officers, employees or agents (collectively, the “Fund Recipients”) shall disclose any of the Transfer Agent Confidential Information, directly or indirectly, or use the Transfer Agent Confidential Information in any way, for its own benefit or for the benefit of others, either during the term of this Agreement or at any time thereafter, except among the Fund Recipients or as required in the course of performing the duties of each party under this Agreement. The term “Transfer Agent Confidential Information” does not include information that (i) becomes or has been generally available to the public other than as a result of disclosure by a Fund Recipient in violation of this Agreement; (ii) was available to the Fund Recipients on a non-confidential basis prior to its disclosure by the Transfer Agent or any of its affiliates; or (iii) is independently developed by, or becomes available to, the Fund Recipients on a non-confidential basis from a source other than the Transfer Agent or its affiliates. The Fund represents and warrants that it shall take and maintain commercially reasonable physical, electronic and procedural safeguards in connection with any use, storage, transmission, duplication or other process involving or derived from the Transfer Agent Confidential Information whether such storage, transmission, duplication or other process is by physical or electronic medium (including use of the Internet).

(c) The obligations of the parties under Section 5 shall indefinitely survive the termination of this Agreement.

6. Limitation of Liability In addition to the limitations of liability contained in Sections 2 and 3 of this Agreement:

(a) Transfer Agent shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except for a loss resulting from Transfer Agent’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Furthermore, Transfer Agent shall not be liable for: (1) any action taken or omitted to be taken in accordance with or in reasonable reliance upon Instructions, communications, data, documents or information (without investigation or verification) received by Transfer Agent from any Authorized Person; or, (2) any action taken, or omission by, the Fund, Investment Adviser, any Authorized Person or any past or current service provider (not including Transfer Agent or its affiliates).

(b) Notwithstanding anything herein to the contrary, each party hereto will be excused from its obligation to perform any Service or obligation required of it hereunder solely for the duration that such performance is prevented solely by events beyond its reasonable control and shall not be liable for any default, damage, loss of data or documents, errors, delay or any other loss whatsoever caused thereby. Transfer Agent will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond its reasonable control.

(c) In no event and under no circumstances shall the Indemnified Parties (as defined below) be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof.

(d) Notwithstanding any other provision of this Agreement, Transfer Agent shall have no duty or obligation under this Agreement to inquire into, and shall not be liable for:

(i) the legality of the issue or sale of any Shares, the sufficiency of the amount to be received therefor, or the authority of the Fund, as the case may be, to request such sale or issuance;

(ii) the legality of a transfer, exchange, purchase or repurchase of any Shares, the propriety of the amount to be paid therefor, or the authority of the Fund, as the case may be, to request such transfer, exchange or repurchase;

(iii) the legality of the declaration of any dividend by the Fund, or the legality of the issue of any Shares in payment of any stock dividend;

(iv) the legality of any recapitalization or readjustment of Shares;

(v) Transfer Agent’s acting upon telephone or electronic instructions relating to the purchase, transfer, exchange or repurchase of Shares received by Transfer Agent in accordance with procedures established in writing by Transfer Agent and the Fund; or

(vi) the offer or sale of Shares in violation of any requirement under the securities laws or regulations of any jurisdiction that such Shares be qualified for sale in such state or in violation of any stop order or determination or ruling by any state with respect to the offer or sale of such Shares in such state.

(e) Transfer Agent may, in effecting transfers and repurchases of Shares, rely upon those provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers (or such other statutes which protect it and the Fund in not requiring complete fiduciary documentation) and shall not be responsible for any act done or omitted by it in good faith in reliance upon such laws. Notwithstanding the foregoing or any other provision contained in this Agreement to the contrary, Transfer Agent shall be fully protected by the Fund in not requiring any instruments, documents, assurances, endorsements or guarantees, including, without limitation, any Medallion signature guarantees, in connection with a repurchase, exchange or transfer of Shares whenever Transfer Agent reasonably believes that requiring the same would be inconsistent with the transfer, exchange and repurchase procedures described in the PPM and applicable subscription agreements.

(f) The obligations of the parties under Section 6 shall indefinitely survive the termination of this Agreement.

7. Indemnification

(a) The Fund agrees to indemnify and hold harmless Transfer Agent, its employees, agents, officers, directors, shareholders, affiliates and nominees (collectively, “Transfer Agent Indemnified Parties”) from and against any and all claims, demands, actions and suits, and any and all judgments, liabilities, losses, damages, costs, charges, reasonable attorneys’ fees and other expenses of every nature and character (“Losses”) which may be asserted against or incurred by any Transfer Agent Indemnified Party or for which any Transfer Agent Indemnified Party may be held liable (a “Claim”), arising out of or in any way relating to any of the following, except to the extent a Claim resulted from a Transfer Agent Indemnified Party’s willful misfeasance, bad faith, gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties hereunder:

(i) any action or omission of Transfer Agent in the performance of its obligations and duties under this Agreement;

(ii) Transfer Agent’s reasonable reliance on, implementation of, or use of Instructions, communications, data, documents or information (without investigation or verification) received by Transfer Agent from any Authorized Person;

(iii) any action taken, or omission by, the Fund, Investment Adviser, any Authorized Person or any past or current service provider (not including Transfer Agent);

(iv) the Fund’s refusal or failure to comply with the terms of this Agreement, or any Claim that arises out of the Fund’s gross negligence or misconduct or breach of any representation or warranty of the Fund made herein;

(v) the legality of the issue or sale of any Shares, the sufficiency of the amount received therefore, or the authority of the Fund, as the case may be, to have requested such sale or issuance;

(vi) the legality of the declaration of any dividend by the Fund, or the legality of the issue of any Shares in payment of any stock dividend;

(vii) the legality of any recapitalization or readjustment of Shares;

(viii) Transfer Agent’s acting upon telephone or electronic instructions relating to the purchase, transfer, exchange or repurchase of Shares received by Transfer Agent in accordance with written procedures established by Transfer Agent and the Fund;

(ix) the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Shares unless the result of Transfer Agent’s or its affiliates’ willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. In the absence of a finding to the contrary, the acceptance, processing and/or negotiation of a fraudulent payment for the purchase, repurchase, transfer or exchange of Shares shall be presumed not to have been the result of Transfer Agent’s or its affiliates’ willful misfeasance, bad faith or gross negligence; and

(x) the offer or sale of Shares in violation of any requirement under the securities laws or regulations of any state or other jurisdiction that such Shares be qualified for sale in such state or in violation of any stop order or determination or ruling by any state with respect to the offer or sale of such Shares in such state.

(b) Transfer Agent agrees to indemnify and hold harmless the Fund, its employees, officers, and Board, including individual directors thereof (collectively, the “Fund Indemnified Parties” and together with the Transfer Agent Indemnified Parties, the “Indemnified Parties”), from and against any and all Claims against the Fund Indemnified Parties arising out of or in any way relating to Transfer Agent’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement except, in each case, to the extent a Claim resulted from the Fund’s bad faith, gross negligence or willful misconduct or material breach of any representation or warranty of the Fund made herein.

(c) Promptly after receipt by a party hereto of notice of the commencement of an investigation, action, claim or proceeding, the receiving party shall, if a claim for indemnification in respect thereof is made under this section, notify the other/indemnifying party in writing of the commencement thereof, although the failure to do so shall not prevent recovery by the Indemnified Party. The indemnifying party shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Loss, but if the indemnifying party elects to assume the defense, such defense shall be conducted by counsel chosen by the indemnifying party and approved by the Indemnified Party, which approval shall not be unreasonably withheld. In the event the indemnifying party elects to assume the defense of any such suit and retain such counsel and notifies the Indemnified Party of such election, the indemnified defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by them subsequent to the receipt of the indemnifying party’s election. If the indemnifying party does not elect to assume the defense of any such suit, or in case the Indemnified Party does not, in the exercise of reasonable judgment, approve of counsel chosen by the indemnifying party, or in case there is a conflict of interest between the indemnifying party and the Indemnified Party, the indemnifying party will reimburse the Indemnified Party or Parties named as defendant or defendants in such suit, for the reasonable fees and expenses of any counsel retained by them. The indemnification provisions contained in this Section 7 and the representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party, and shall survive the delivery of any Shares and the termination of this Agreement. This agreement of indemnity will inure exclusively to the benefit of each Indemnified Party and their estates and successors. The Fund agrees to promptly notify Transfer Agent of the commencement of any litigation or proceedings against the Fund or any of its officers or directors in connection with the issue and sale of any of the Shares.

(c) The obligations of the parties under this Section 7 shall indefinitely survive the termination of this Agreement.

8. Term

(a) This Agreement shall become effective with respect to the Fund as of the date hereof. Unless sooner terminated as provided herein, this Agreement shall continue in effect with respect to the Fund for a two-year period beginning on the date of this Agreement (the “Initial Term”). Thereafter, if not terminated as provided herein, the Agreement shall continue automatically in effect as to the Fund for successive one-year periods (each a “Renewal Term”).

(b) In the event this Agreement is terminated by the Fund prior to the end of the Initial Term or any subsequent Renewal Term, the Fund shall be obligated to pay Transfer Agent the remaining balance of the fees payable to Transfer Agent under this Agreement through the end of the Initial Term or Renewal Term, as applicable. Notwithstanding the foregoing, either party may terminate this Agreement: (i) at the end of the Initial Term or at the end of any successive Renewal Term by giving the other party a written notice not less than ninety (90) days prior to the end of the respective term; (ii) upon the material breach of the other party of any term of this Agreement if such breach is not cured within 15 business days of notice of such breach to the breaching party; and (iii) in the event the other party is adjudged bankrupt or insolvent, or there shall be commenced against such party a case under any applicable bankruptcy or insolvency or other similar law, or in the event of the appointment of a conservator or receiver for Transfer Agent by regulatory authorities or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction. Notwithstanding anything herein to the contrary, upon the termination of the Agreement as provided herein or the liquidation, merger or acquisition of the Fund, Transfer Agent shall deliver the records of the Fund to the Fund or its successor service provider at the expense of the Fund in a form that is consistent with Transfer Agent’s applicable license agreements, and thereafter the Fund or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations. The parties hereto shall cooperate in the execution of all documents and performance of all other actions necessary or desirable in order to facilitate the succession of the successor transfer agent for the Fund. The Fund shall be responsible for all expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor service provider, including all reasonable trailing expenses incurred by Transfer Agent. In addition, in the event of termination of this Agreement, or the proposed liquidation, merger or acquisition of the Fund, and Transfer Agent’s agreement to provide additional Services in connection therewith, Transfer Agent shall provide such Services and be entitled to such compensation as the parties may mutually agree. Transfer Agent shall not reduce the level of service provided to the Fund prior to termination following notice of termination by the Fund.

(c) In the event such notice is given by the Fund pursuant to Section 8(b), it shall be accompanied by a copy of a resolution of the Board certified by the Secretary or any Assistant Secretary, electing to terminate this Agreement and designating the successor transfer agent or transfer agents. In the event such notice is given by Transfer Agent, the Fund shall on or before the termination date, deliver to Transfer Agent a copy of a resolution of its Board certified by the Secretary or any Assistant Secretary designating a successor transfer agent or transfer agents. In the absence of such designation by the Fund, the Fund shall be deemed to be its own transfer agent as of the termination date and Transfer Agent shall thereby be relieved of all duties and responsibilities pursuant to this Agreement.

9. Miscellaneous

(a) Any notice required or permitted to be given by either party to the other under this Agreement shall be in writing and shall be deemed to have been given when received by the other party as set forth below. Such notices shall be sent to the addresses listed below, or to such other location as either party may from time to time designate in writing:

If to Transfer Agent:	UMB Fund Services, Inc.
235 West Galena Street Milwaukee, Wisconsin 53212
Attention: Legal Department
Email: UMBFS-Legal@umb.com

If to the Fund:	c/o StepStone Group Private Debt LLC
450 Lexington Avenue 31st Floor
New York, NY 10017
Attention: Reto Iseli and Joseph Cambareri
Email: Reto.Iseli@stepstonegroup.com
Joseph.Cambareri@stepstonegroup.com

If notice is sent by electronic delivery or facsimile, it shall be deemed to have been given immediately (contingent upon confirmed receipt by the intended recipient). If notice is sent by first-class mail, it shall be deemed to have been given five days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

(b) Except as provided to the contrary herein, this Agreement may not be amended or modified in any manner except by a written agreement executed by both parties with the formality of this Agreement.

(c) This Agreement shall be governed by Delaware law, excluding the laws on conflicts of laws. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1934 Act or the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1934 Act or 1940 Act or any rule or order of the Commission thereunder. Any provision of this Agreement which is determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

(d) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(e) The services of Transfer Agent hereunder are not deemed exclusive. Transfer Agent may render transfer agency and dividend disbursement services and any other services to others, including other investment companies.

(f) The captions in the Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(g) This Agreement is executed by the Fund and the obligations hereunder are not binding upon any of the directors, officers or Shareholders of the Fund individually but are binding only upon the Fund to which such obligations pertain and the assets and property of the Fund. All obligations of the Fund under this Agreement shall apply only to the Fund. The Fund’s Certificate of Formation is on file with the Secretary of State of Delaware.

(h) This Agreement and the Schedules incorporated herein constitute the full and complete understanding and agreement of Transfer Agent and the Fund and supersedes all prior negotiations, understandings and agreements with respect to transfer agency and dividend disbursement services.

(i) Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

(j) Transfer Agent shall retain all right, title and interest in any and all computer programs, screen formats, report formats, procedures, data bases, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, trade secrets, trademarks and other related legal rights provided, developed or utilized by Transfer Agent in connection with the Services provided by Transfer Agent to the Fund hereunder.

(k) This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns. This Agreement shall not be assignable by either party without the written consent of the other party, provided; however, that Transfer Agent may, in its sole discretion and upon advance written notice to the Fund, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary.

(l) The person signing below represents and warrants that he/she is duly authorized to execute this Agreement on behalf of the party on whose behalf such person is signing.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the day, month and year first above written.

STEPSTONE PRIVATE CREDIT CO-INVESTMENT FUND
(the “Fund”)

By:	/s/ Joseph Cambareri
Title: CFO
Date: 4/15/25

UMB FUND SERVICES, INC.
(“Transfer Agent”)

By:	/s/ Maureen Quill
Title: Maureen Quill
Date: 6/3/2025

Schedule A

to the

Transfer Agency Agreement

by and between

StepStone Private Credit Co-Investment Fund

and

UMB Fund Services, Inc.

[RESERVED]

Schedule B

to the

Transfer Agency Agreement

by and between

StepStone Private Credit Co-Investment Fund

and

UMB Fund Services, Inc.

SERVICES

In addition to, or in connection with, the Services set forth in Section 2 of the Agreement and subject to the direction of, and utilizing information provided by, the Fund, Investment Adviser, and the Fund’s agents, Transfer Agent will provide the following Services:

General

Provide office space, facilities, equipment, and personnel to carry out the services.

Transfer Agency

1. Set up and maintain shareholder accounts and records, including IRAs and other retirement accounts

2. Store account documents electronically

3. Receive and respond to shareholder account inquiries by telephone or mail, or by e-mail if the response does not require the reference to specific shareholder account information

4. Process purchase, repurchase or redemption orders, transfers, provided payment for shares is in the form of a check, wire transfer or requested ACH, or such other means as the parties shall mutually agree

5. Process dividend payments by check, wire or ACH, or reinvest dividends

6. Issue monthly transaction confirmations and monthly/quarterly statements

7. Provide information for the mailing of prospectuses, annual reports, and other shareholder communications to existing shareholders

8. File IRS Forms 1099, 1042, 1042-S and 945 and other federal tax forms applicable to the Fund with shareholders and/or the IRS

9. Handle load and multi-class processing, including rights of accumulation and purchases by letters of intent

10. Calculate Rule 12b-1 plan fees and payments under shareholder servicing plans

11. Provide standards to structure forms and applications for efficient processing

12. Provide basic report access for up to four (4) people

13. Assist the Fund in complying with SEC Regulation S-ID adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Red Flags Rule”) by monitoring/handling shareholder accounts in accordance with the Fund’s (or, instead, its affiliates’) identity theft prevention program and reporting any possible instances of identity theft to the Fund

14. Conduct periodic postal clean-up

15. Provide and maintain a web portal for the fund sponsor, investors, and financial advisors to access account information.

16. Allow investors to sign up for electronic document delivery.

17. Send email notifications to investors when statements or regulatory documents are available online.

18. Post fund documents on the portal for access by investors.

Schedule C

to the

Transfer Agency Agreement

by and between

StepStone Private Credit Fund LLC

and

UMB Fund Services, Inc.

FEES

[Intentionally Omitted]

Schedule D

to the

Transfer Agency

Agreement by and

between

StepStone Private Credit Co-Investment Fund

and

UMB Fund Services, Inc.

RECORDS MAINTAINED BY TRANSFER AGENT

•	Account applications

•	Checks including check registers, reconciliation records, any adjustment records and tax withholding documentation

•	Indemnity bonds for replacement of lost or missing checks

•	Liquidation, repurchase, withdrawal and transfer requests including signature guarantees and any supporting documentation

•	Shareholder correspondence

•	Shareholder transaction records

•	Share transaction history of the Fund